EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837, 333-214452, and 333-234350 on Form S-8 of our reports, dated February 28, 2022, relating to the consolidated financial statements of FirstCash Holdings, Inc. as of December 31, 2021 and 2020, and for the three years ended December 31, 2021, and to the effectiveness of internal control over financial reporting as of December 31, 2021, appearing in this Annual Report on Form 10-K of FirstCash Holdings, Inc.

/s/ RSM US LLP

Dallas, Texas
February 28, 2022